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EXHIBIT 23

                        Consent of Independent Auditors


The Stock Purchase Plan Committee
Qwest Communications International Inc.
Employee Stock Purchase Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-65345) on Form S-8 of Qwest Communications International Inc. of our report dated March 19, 1999, relating to the statement of financial condition of Qwest Communications International Inc. Employee Stock Purchase Plan as of December 31, 1998, and the related statement of income and changes in plan equity for the period from November 1, 1998 (inception) through December 31, 1998, which report appears on the 1998 Form 11-K of Qwest Communications International Inc. Employee Stock Purchase Plan.



                         KPMG LLP


Denver, Colorado
March 30, 1999